Exhibit 5.1
Partner David Josselsohn Contact David Josselsohn T +61 2 9263 4127 djosselsohn@gtlaw.com.au Our ref DXJ:DXJ:1052775
L 35, Tower Two, International Towers Sydney 200 Barangaroo Avenue, Barangaroo NSW 2000 AUS T +61 2 9263 4000 F +61 2 9263 4111 www.gtlaw.com.au

29 February 2024

Vast Renewables Limited (ACN 136 258 574) (Vast)

Level 7, Suite 7.02, 124 Walker Street
North Sydney NSW 2060

Dear Sir/Madam

Registration Statement on Form F-1

We have been retained as Australian legal advisers to Vast, a company which is incorporated in Australia, in connection with its filing of a registration statement on Form F-1 on 28 February 2024 (the Registration Statement) under the U.S. Securities Act of 1933, as amended (the Securities Act), with the U.S. Securities and Exchange Commission (the Exchange Commission).

On 18 December 2023 (New York time), Vast consummated the business combination pursuant to the business combination agreement dated 14 February 2023, as amended on 19 October 2023, between, among others, Vast and Nabors Energy Transition Corp. (NETC) (the Business Combination Agreement, and the transactions contemplated thereby, the Business Combination).

The Registration Statement relates to the:

(a)	the offer and sale by Vast of up to:
(i)

13,799,987 fully paid ordinary shares in the capital of Vast (Ordinary Shares) that are issuable by Vast upon the exercise of 13,799,987 public warrants of the Company, each initially exercisable at US$11.50 for one Ordinary Share (Public Warrants), and which were assumed by Vast in connection with the Business Combination pursuant to the Public Warrant Agreement (as defined in the Registration Statement); and

(ii)

13,730,000 Ordinary Shares that are issuable by Vast upon the exercise of 13,730,000 private warrants of the Company, each initially exercisable at US$11.50 for one Ordinary Share (Private Warrants), and which were assumed by Vast in connection with the Business Combination pursuant to Private Warrant Agreement (as defined in the Registration Statement),

(together, the New Shares); and

(b)	the offer and resale from time to time by the selling securityholders (including their transferees, donees, pledgees and other successors-in-interest) named in the Registration Statement of up to:
(i)

27,980,486 Ordinary Shares held by certain holders entitled to resale registration rights pursuant to the shareholder and registration rights agreement dated 18 December 2023 (the Shareholder and Registration Rights Agreement) or other agreements, as detailed in the Registration Statement (the Resale Shares);

(ii)

an aggregate 2,799,999 Ordinary Shares that are issuable to certain parties to the Shareholder and Registration Rights Agreement pursuant to the Business Combination Agreement upon the occurrence of specified events for no additional consideration (the Earnout Shares);

(iii)

2,400,000 Ordinary Shares that are issuable to Nabors Energy Transition Sponsor LLC, a Delaware limited liability company, pursuant to the Support Agreement (as defined in the Registration Statement) for no additional consideration (the Earnback Shares and together with the Earnout Shares, the Deferred Resale Shares);

(iv)	12,416,500 Private Warrants;
(v)

12,416,500 New Shares issuable upon exercise of Private Warrants, at an exercise price of US$11.50 per share, subject to adjustment, held by certain parties to the Shareholder and Registration Rights Agreement;

(vi)	440,00 Public Warrants purchased on the open market, held by certain parties to the Shareholder and Registration Rights Agreement; and
(vii)

440,000 New Shares issuable upon exercise of Public Warrants, at an exercise price of $11.50 per share, subject to adjustment, held by certain parties to the Shareholder and Registration Rights Agreement.

1.	Materials reviewed

In connection with the opinions in this letter, we have reviewed:

(a)	a copy of the Registration Statement;
(b)	a copy of the certificate of registration of Vast;
(c)	a copy of the constitution of Vast as at the date of this letter;
(d)	a copy of the constitution of Vast;
(e)

a copy of the written resolutions of the directors of Vast dated 13 February 2023, 18 December 2023 and 19 December 2023 authorising, in connection with the consummation of the Business Combination and among other things, the assumption of Public Warrants the Private Warrants pursuant to, respectively, the Public Warrant Agreement and Private Warrant Agreement, and the issue of the New Shares (Board Resolutions);

(f)	the results of a search conducted on the date of this letter at 10:08am (Sydney time) of the Australian Securities and Investments Commission (ASIC) database for Vast (ASIC Search); and
(g)	such other instruments, agreements, certificates, minutes and other documents we deem necessary in order to give the opinions expressed below.

We have also considered such questions of law as we have considered relevant or necessary in order to give the opinions expressed below.

page | 2

2.	Opinions

Subject to the assumptions and qualifications set out in Schedule 1 and elsewhere in this letter, and subject further to the following:

(a)

the Registration Statement, as finally amended, having become effective under the Securities Act (and on the assumption that it will remain effective at the time of the issuance of any New Shares thereunder);

(b)	the Board Resolutions remaining in full force and effect and not having been rescinded or amended; and
(c)	valid entries having been made in relation to the issue of the New Shares in the books and registers of Vast,

we are of the opinion that:

(d)	Vast has been duly incorporated and is validly registered and existing under the laws of the Commonwealth of Australia;
(e)

if and when the issuance of any New Shares issuable upon the exercise of the Public Warrants or Private Warrants has been duly authorised by appropriate corporate action, the Public Warrants or Private Warrants (as applicable) have been validly exercised and those New Shares have been duly issued, those New Shares will be validly issued and fully paid and will not be subject to any call for payment of further capital;

(f)	the Resale Shares have been validly issued and fully paid and will not be subject to any call for payment of further capital; and
(g)

if and when the Deferred Resale Shares become issuable and those Deferred Resale Shares have been duly issued, those Deferred Resale Shares will be validly issued and fully paid and will not be subject to any call for payment of further capital.

3.	General

The opinions in this letter:

(a)	relate exclusively to the documents and transactions described in it;
(b)	are strictly limited to the matters stated in the opinion, and no opinion or belief is implied or may be inferred beyond the matters expressly stated in the opinion;
(c)

are addressed to and given for the benefit of Vast and may be relied upon by Vast and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act. This letter may not in any circumstance be:

(i)relied upon, by any other person; or

(ii)used in connection with any other transaction,

without our prior written consent; and

page | 3

(d)

are given solely to matters governed by, and should be interpreted in accordance with, the laws of the Commonwealth of Australia as in force and as interpreted at 10:08am (Sydney time) on the date of this letter, and we have no obligation to inform you of any change in any relevant law occurring after that time.

We express no opinion as to any laws or any matter relating to any laws other than the laws of Australia.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the references therein to us. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, as amended.

Yours faithfully
Gilbert + Tobin

/s/ Gilbert + Tobin

David Josselsohn
Partner
+61 2 9263 4127
djosselsohn@gtlaw.com.au

page | 4

Schedule 1 – Assumptions and Qualifications

1.	Assumptions

We have assumed (without making any investigation) that:

(a)	with respect to all documents reviewed by us:
(i)	all signatures, sealings or markings are genuine;
(ii)

any individual, corporate entity or governmental authority signing, sealing or otherwise marking any of such documents had the requisite legal capacity at all relevant times to sign, seal or otherwise mark such documents;

(iii)	all documents submitted to us as originals are authentic and complete;
(iv)	all documents submitted to us as copies or as a reproduction (including facsimiles) conform to the authentic original documents; and
(v)	the corporate records of Vast are complete, true and accurate;
(b)	if we have reviewed a draft of a document rather than an executed copy, the document will be executed in the form of that draft;
(c)	Vast has disclosed to us all the information it and any of its officers and employees are aware of and which might affect our findings;
(d)	any documents and information given to us by Vast or any of its employees, officers, advisers, agents or representatives are accurate and complete;
(e)	all factual matters in all documents provided to us in connection with this opinion are true and correct;
(f)

each document reviewed by us has been validly executed by each entity expressed to be a party to it and the obligations of each party under each document reviewed by us are valid, blinding and (subject to the terms of each document) enforceable;

(g)	each party to a document reviewed by us, other than Vast, is validly registered and existing under the laws of its place of incorporation;
(h)

each party to a document reviewed by us has the power to enter into and perform its obligations under that document and has taken all necessary corporate and other action to authorise the execution, delivery and performance of that document in accordance with its terms;

(i)	the proposed constitution of Vast examined by us is adopted without amendment prior to the date of allotment and issue of the New Shares (Allotment Date);
(j)

the information disclosed by the ASIC Search conducted by us was complete, accurate and up to date as at the date of the ASIC Search, that the position has not changed since the time at which the ASIC Search was undertaken and that the result of the ASIC Search will remain complete and accurate at the Allotment Date;

(k)	Vast has complied with its reporting and filing obligations under all applicable laws;

page | 5

(l)	each document reviewed by us in connection with this opinion:
(i)	is accurate, complete and up-to-date;
(ii)	has not been varied, amended or terminated; and
(iii)	has not been superseded by some other document or action of which we are not aware;
(m)	no material information or documents have been withheld from us, whether deliberately or inadvertently; and
(n)

the resolutions of the directors of Vast were dully passed as written resolutions of the directors of Vast, all constitutional, statutory and other formalities were duly observed and such resolution was duly adopted, and such resolution has not been revoked or varied and remains in full force and effect and will remain so at the Allotment Date.

2.	Qualifications

Our opinions in this letter are subject to the following qualifications and limitations:

(a)	this opinion only relates to the laws in Australia in force at the date of this opinion and does not express or imply an opinion as to the laws of any other jurisdiction;
(b)	we are not able to comment on, and express no opinion on whether:
(i)	the information given to us for the purposes of this opinion is adequate;
(ii)	the documents given to us for the purposes of this opinion are complete;
(iii)	the documents given to us for the purposes of this opinion comprise all relevant documents;
(iv)	there is other information relevant to the matters referred to in this opinion;
(v)	all relevant documents and information have been correctly filed; or
(vi)	there are any other matters not brought to our attention which a reasonable person may consider material in relation to the matters referred to in this opinion;
(c)	we do not accept any responsibility for omissions or inaccuracies in this opinion resulting from documents or information not given to us;
(d)

we have relied on the ASIC Search and have not made any independent investigations or searches. We note that the records of ASIC available for public search may not be complete, accurate or up to date; and

(e)

if a person for whose benefit our opinion is given is actually aware of or believes there to be a false or misleading statement or an omission of the information requested to be provided to us in connection with the work performed by us in rendering this opinion, that person may not rely on this opinion in relation to that statement or omission and should seek legal advice on the specific matter concerned.

page | 6